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                                                                  Exhibit 99.1
                                                                  To Form 8-K




 AMERICAN OIL AND GAS CORPORATION                                NEWS RELEASE
 KN ENERGY


                      K N ENERGY AND AMERICAN OIL AND GAS
                          ENTER INTO MERGER AGREEMENT


Lakewood, CO/Houston, TX -- K N Energy, Inc. (NYSE-KNE) and American Oil and Gas Corporation (NYSE-AOG) jointly announced today they had signed a definitive merger agreement to combine the two companies.


TRANSACTION STRUCTURE

The contemplated merger will be a tax-free exchange of common stock, in which
0.47 of a share of K N Energy common stock will be exchanged for each outstanding share of American Oil and Gas. Following the merger, the combined company will have approximately 28 million shares of common stock outstanding.

The proposed merger will require approval by the shareholders of both companies, as well as specific regulatory and lender approvals. Closing is anticipated within the next 90 to 120 days.

"We view this important merger as a marriage of two complementary companies with the ability to capitalize on their respective strengths," said Charles W. Battey, K N Energy chairman and chief executive officer. "Shareholders will benefit as a result of the new company's strong financial position, attractive dividend yield and prospects for future growth."

"The merger will create a strategic alliance and will better position the combined company to take advantage of growth opportunities," said David M. Carmichael, chairman and chief executive officer of American Oil and Gas. "We believe the new company will be a significant player in the evolving North American gas markets by virtue of its strong access to supply and markets."

The merger will combine two geographically distinct gas systems with complementary supply basins, service territories, and target marketing areas. The proximity of the two companies' Rocky Mountain and Mid-Continent operating regions enhances the opportunity to integrate facilities and services, and compete more effectively in the natural gas industry.

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FINANCIAL CONSIDERATIONS

At December 31, 1993, the pro forma combined companies would have had approximately $1.2 billion in assets, $1.0 billion in annual revenues and $31 million in annual net income. Also, pro forma combined pre-tax cash flow from operations, defined as operating income plus depreciation, depletion and amortization, would have been $123 million. The merger is expected to be accounted for as a pooling of interests, in which the resources and the reported financial statements of the two entities are consolidated.

The parties anticipate the merger will provide substantial operating benefits. The benefits are expected to increase cash flow from operations and provide for positive earnings momentum once the combination is completed and the one-time charges associated with the combination have been absorbed.

The combined entity will have equity capital of approximately $392 million, and a long-term debt to total capitalization ratio of approximately 45 percent, which will provide significant financial flexibility. This ratio compares to an average long-term debt to total capitalization ratio of 50 percent among diversified natural gas companies and about 55 percent among natural gas gathering, transportation and marketing companies.

K N Energy's most recent declared quarterly common stock dividend was $0.24 per share, payable March 31, 1994; American Oil and Gas does not pay a common stock dividend. It is anticipated that the combined company will maintain a $0.24 per share quarterly dividend level on common stock after the merger.

BUSINESS OPPORTUNITIES

The combined company will be a major pipeline participant in the natural gas gathering, transportation and marketing sector, particularly in the Rocky Mountain and Mid-Continent regions of the United States. The combined entity will market, sell and transport an aggregate of 1.5 billion cubic feet of natural gas per day -- almost three percent of total United States natural gas consumption.

GAS SALES AND MARKETING: For 1993, the total sales of natural gas of the two companies was approximately 333 billion cubic feet. K N Energy's traditional service territory has a high winter heating demand for natural gas, while American Oil and Gas's service territory has a higher demand in the summer when natural gas is used for electricity generation and to power irrigation pump engines. The balanced load that results from the combined company's strong year-round demand will enhance market access for producers and provide a diverse, competitive gas supply for customers.

The combined company will have greater access to multiple pipeline market centers, or trading hubs, thereby enhancing the ability to market gas to a broader customer base on the nationwide natural gas pipeline system. Market centers are physical pipeline interconnects among a number of pipelines where natural gas is bought, sold, delivered and transferred for short and long-term customer needs. The natural gas industry's use of market centers increased dramatically during the abnormally cold winter of 1993-1994 and contributed to the





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success of the industry in meeting marketplace demands.  American Oil and Gas's systems connect with the Waha market center in West Texas and with K N Energy's Buffalo Wallow market center in the Texas Panhandle.


GAS TRANSPORTATION AND STORAGE: The combined company will have over 18,700 total miles of transmission and gathering pipeline that serve direct markets and also interconnect with other major pipelines. The new company will offer natural gas shippers greater access to diverse supply regions and to natural gas markets throughout the United States and, therefore, will be better able to utilize existing pipeline system capacity. K N Energy was successful in increasing the total throughput on its pipeline systems by 70 percent between 1988 and 1993. The combined management team will focus its efforts on maximizing throughput on all of the merged company's systems.

In addition, the combined company will have initial core working gas storage capacity of 28 billion cubic feet, with an additional three billion cubic feet of high-deliverability salt cavern storage under development. The locations of the principal storage fields in southwestern Nebraska and in western Texas offer customers flexible storage options to meet peaking needs and seasonal load management requirements. American Oil and Gas's storage sites are located near the Waha, Texas market center and are directly connected to K N Energy's Buffalo Wallow market center through the Red River Pipeline, operated by American Oil and Gas.

NATURAL GAS GATHERING AND PROCESSING: The combined company will operate nonregulated gathering and processing facilities in six Rocky Mountain and Mid-Continent states. The company will have operations in some of the largest and most prolific gas-producing areas in the U.S., stretching from the Wind River and Powder River Basins in Wyoming, south through the Denver-Julesburg basin in Colorado, the Anadarko Basin and Hugoton Embayment in Kansas, Oklahoma and Texas, to the Permian Basin in southwestern Texas.

For 1993, total processing plant hydrocarbon liquid sales of the two companies were 320 million gallons. This accounted for approximately 10 percent of 1993 aggregate revenues of the two companies.

CONSOLIDATION EFFICIENCIES: The combined entity's diversity of operations in all facets of the natural gas value stream allows it to moderate the potential risks of any one sector of the industry. The combined company will attain economies of scale in operations and will be able to reduce overall administrative overhead costs, making it a more competitive service provider from the natural gas wellhead to the burnertip.

MANAGEMENT AND GOVERNANCE

Upon closing of the transaction, Charles W. Battey, chairman and chief executive officer of K N Energy, will serve as chairman of the board of the combined company, Larry D. Hall, K N Energy's president and chief operating officer, will serve as president and chief executive officer of the combined company, and David M. Carmichael, chairman and chief executive





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officer of American Oil and Gas, will serve as vice chairman of the combined company. Prior to closing, Dan Dienstbier will continue as president of American Oil and Gas and will help accomplish the integration of the two companies.

Also, upon closing, K N Energy's Board of Directors will be increased from 10 to 14 directors, as a result of adding four current directors of American Oil and Gas. Cabot Corporation, American Oil and Gas's largest shareholder, will be represented at board of directors' meetings of the combined company via a single, non-voting, advisory director. Cabot owns approximately 35 percent of the outstanding shares of American Oil and Gas, and would own approximately 15 percent of the outstanding common stock of the combined company at the time of merger.

OPERATIONS DESCRIPTIONS

K N Energy is a natural gas services company focusing on gas reserves development, gas gathering, processing, marketing, storage, transportation and retail gas distribution services. The Company, with 1,735, employees, operates in seven states and serves customers, including 232,000 direct retail customers, through three pipeline systems.

American Oil and Gas operates principally in Texas in the mid-stream segment of the natural gas industry, providing essential services between the wellhead and the end user. These services include marketing, storage, transportation, gathering and processing. American Oil and Gas has 409 employees.

Petrie Parkman & Co. and Rauscher Pierce Refsnes, Inc. are serving as financial advisors to K N Energy in connection with the merger, and Goldman, Sachs & Co. is serving in the same capacity for American Oil and Gas.



                                    #  #  #

(A TABLE OF SUMMARY 1993 FINANCIAL AND STATISTICAL INFORMATION RELATING TO THE TWO COMPANIES FOLLOWS.)



RELEASE DATE:  Immediate Release,  Thursday, March 24, 1994

CONTACTS:   K N ENERGY, INC.
                 Dick Buxton    (303) 763-3472
                 Dave Loiseau (303) 763-3494

     AMERICAN OIL AND GAS CORPORATION
       Tom Fanning  (713) 739-2960





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             K N ENERGY, INC. AND AMERICAN OIL AND GAS CORPORATION
                 SUMMARY FINANCIAL AND STATISTICAL INFORMATION


                                                                                      YEAR ENDED DECEMBER 31, 1993
                                                                         ---------------------------------------------------

                                                                                                AMERICAN           PRO FORMA
                                                                          K N ENERGY         OIL AND GAS            COMBINED
                                                                          ----------         -----------            --------
                    FINANCIAL INDICATORS
                    --------------------
                       (Dollars in Millions)

                    Operating Revenue                                         $  493              $  539             $ 1,032

                    Operating Costs                                              434                 518                 952
                                                                              ------              ------             -------
                    Operating Income                                              59                  21                  80

                    Net Income                                                $   24              $    7             $    31
                                                                              ------              ------             -------
                    Pre-Tax Cash Flow From Operations                         $   85              $   38             $   123
                    (Operating Income + DD&A)

                    Assets                                                    $  731              $  422             $ 1,153

                    Common Equity                                             $  202              $  190             $   392
                    Long-Term Debt % of Total Capitalization                     52%                 35%                 45%

                    STATISTICS
                    ----------
                    Natural Gas Sales, Bcf                                       129                 204                 333

                    Natural Gas Transported, Bcf                                 100                 111                 211

                    Average Daily Throughput (Sales Plus                         627                 871               1,498
                    Transport), MMcf
                    Natural Gas Liquids Sales, Million Gallons                   145                 175                 320

                    Transmission and Gathering Pipeline, Miles                12,500               6,200              18,700

         Bcf     =  billion cubic feet
         MMcf    =  million cubic feet





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